Exhibit 10.3

AMENDED AND RESTATED SEPARATION AGREEMENT

This Agreement is between Jacobs Engineering Group Inc.  and its affiliated and subsidiary companies (“Jacobs”) and Lori S.  Sundberg (“Employee”).  This Agreement becomes effective upon the date of the Iast signature.

WHEREAS, Employee has been a full time employee of Jacobs; and

WHEREAS, Employee and Jacobs desire to define the details of Employee’s separation from Jacobs.

NOW, THEREFORE, in consideration of the valuable promises and the agreements contained herein, it is agreed as follows:

1.Termination of Employment.  Employee’s employment with Jacobs shall terminate effective October 3rd, 2017 (the “Separation Date”).  Between July 31, 2017 and the Separation Date, Employee shall be on paid time off status, but will be available for consultation at Jacobs’ request on issues related to her transition.

2.Employment References.  Employee acknowledges that it is Jacobs’ policy that when it receives reference inquiries from prospective employers regarding former employees, Jacobs will confirm only information of position held and dates of employment.  Salary information will be confirmed only if authorized in writing by the former employee.  Jacobs agrees to conform to the above policy if it receives any reference inquiries regarding Employee.

3.Payment of Amounts Owed.  Employee acknowledges that Jacobs will pay all remuneration owed to him/her as a result of his/her employment with Jacobs through the Separation Date.  Any outstanding expense reports for expenses incurred by Employee in the course of his/her employment with Jacobs through the Separation Date will be paid to Employee in accordance with normal approval and payment procedures.  Accrued but unused paid time off (“PTO”) will be paid out in accordance with standard practice.

4.Lump Sum Payment and Relocation.  As additional consideration for Employee entering into this Agreement, Employee shall receive within fifteen (15) calendar days after the later to occur of (i) the expiration of the Revocation Period set forth in Paragraph 16, below or (ii) July 31, 2017, a Iump sum payment of Eight Hundred and Twenty-Five Thousand and Fifty-Four Dollars ($825,054.00), less statutorily-required deductions and withholdings.

5.Acknowledgment of Full Payment.  Employee acknowledges that the payments and arrangements described herein shall constitute full and complete satisfaction of any and all amounts properly due and owing to Employee as a result of his/her employment with Jacobs and/or the termination of that employment, and that in the absence of this Agreement, Employee would not be entitled to, among other things, the payment and benefits specified in paragraphs 1, 5 and 7.

6.Management Incentive Plan.  Employee will not be eligible to receive a bonus award under the Management Incentive Plan for FY2017 or thereafter.

7.Stock Incentives.  Employee is not eligible to receive any stock options, restricted stock awards or other stock incentives from and after July 1, 2017

8.Other Employee Benefits.  Nothing herein shall deprive Employee of any vested benefits that Employee has in the Jacobs’ Section 401(k) or other employee benefit plan.

9.Right to Elect Continued Coverage.  Upon Employee’s termination of employment, Employee may elect to continue health insurance coverage as permitted under COBRA.  Information on COBRA and the cost to continue coverage will be mailed to Employee by Jacobs’ COBRA Administrator (UnitedHealthcare).  Employee will have 60 days after receipt of this information to elect COBRA participation, retroactive to the termination of Employee’s employment status.  Employee and his/her covered dependents should retain his/her/their health insurance cards if Employee or any covered dependent plans to continue coverage.  Employee should contact Jacobs Employee Solutions & Information (“JESI”) regarding conversion rights or porting rights for life and accident insurance coverage.

10.Non-Disclosure of Trade Secrets, Confidential and Proprietary Information.  At the outset of Employee’s employment with Jacobs, Employee executed an Employee Invention and Confidential Information Agreement (the “EICI Agreement”) in which Employee made certain specifically enforceable promises, a copy of which is attached hereto as Exhibit “A”.  The termination of Employee’s employment does not termínate Employee’s obligations under the EICI Agreement.  Specifically, Jacobs may enforce the confidentiality provisions of the EICI Agreement even though Employee leaves its employ.

Employee’s position at Jacobs placed Employee in the possession of highly sensitive and extremely proprietary information of Jacobs, including, but not limited to, in the very highly competitive consulting, engineering, design, construction and construction management business.  Under the EICI Agreement, Employee must hold in confidence and may not disclose any proprietary, technical or business records, data or information developed by Employee or disclosed to Employee by Jacobs or by its customers or prospective customers or any subsidiary, parent or affiliate of Jacobs, including but not limited to, information regarding Jacobs’ highly sensitive extremely proprietary information regarding its consulting, engineering, design, construction and construction management business and prospects.  Furthermore, Employee may utilize such information only as authorized by Jacobs.  Thus, Employee may not use or disclose any of this information during any new employment.

The confidential proprietary information and trade secrets covered by the EICI Agreement include, but are not limited to, the following:

(i)	All business development and client information within the exclusive control of Jacobs, including but not limited to:
(a)	Current and prospective customer lists;

(b)	Current and prospective business projects;
(c)	Pricing, rates, schedules and method of bidding on individual projects;
(d)	Technical details and status reports involving current and prospective projects;
(e)	Contracting strategies, philosophies and/or techniques;
(f)	Salary rates and benefit levels for Jacobs’ employees;
(g)	Employment and recruitment policies of Jacobs; and
(h)	Internal policies and procedures utilized by Jacobs in performing business projects and consulting work.
(ii)	Strategic business plans and marketing initiatives of Jacobs which are not general public knowledge.
(iii)

Any other confidential, proprietary, technical data developed by Employee or disclosed to Employee by Jacobs during Employee’s employment, whether pertaining to specific projects with which Employee was involved or otherwise.

As to this information, Jacobs hereby reminds Employee that Employee must abide by Employee’s confidentiality responsibilities and refrain from using or disclosing any of the above information to Employee’s new employer or to any third party without prior written consent from Jacobs.  Furthermore, Jacobs also reminds Employee that Employee must immediately return to it all written material currently in Employee’s possession relating to the above-listed proprietary information.

If Employee in any way breaches his/her obligations not to disclose the trade secrets and confidential proprietary information of Jacobs, whether by using or disclosing any of the above-listed information, Jacobs will immediately pursue all legal remedies available to it, including without limitation, an injunction preventing Employee’s continued conduct and/or a civil action for damages.

11.Immunity Under the Defend Trade Secrets Act of 2016.  The federal Defend Trade Secrets Act of 2016 provides immunity to Employee in certain circumstances for limited disclosure of Jacobs’ trade secrets:

(i)

in confidence, either directly or indirectly to a federal, state or local government official, or to an attorney, “solely for the purpose of reporting or investigating a suspected violation of law,” or

(ii)	“in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.”

Additionally, if Employee files a retaliation lawsuit for reporting a suspected violation of law he/she may also use and disclose related trade secrets in the following manner:

(i)	Employee may disclose the trade secret to his/her attorney, and
(ii)

Employee may use the information in related court proceedings, as long as Employee files documents containing the trade secret under seal, and does not otherwise disclose the trade secret “except pursuant to court order.”

12.Entire Agreement; Choice of Law.  This Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties.  No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by Employee and an executive officer of Jacobs.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Texas (without giving effect to its conflicts of laws, rules or principles) and no failure or delay in exercising any right, power or privilege hereunder shall operate or a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

13.Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

14.Release of Claims.  In further consideration of the foregoing, Employee hereby releases and discharges Jacobs, its affiliated and subsidiary companies, and its and their respective present and former agents, officers, directors, employees, successors and assigns (hereinafter collectively “Releasees”) from any and all matters, claims, demands, causes of action, debts, liabilities, controversies, judgments and suits of every kind and nature whatsoever, foreseen or unforeseen, known or unknown, whether in law or in equity, which Employee has or may have against the Releasees.  This release includes, without limitation, all claims and causes of action, known or unknown by Employee, arising out of or in any way connected with Employee’s employment relationship with Jacobs and/or the termination of Employee’s employment.  This release includes, without limitation, claims arising under federal, state or local laws prohibiting employment discrimination and/or claims arising out of any legal restrictions upon Jacobs’ right to terminate Employee’s employment.  Employee expressly understands that among the various rights and claims being waived by him/her in this Agreement are those arising under the Age Discrimination in Employment Act, (29 U.S.C.  § 621, et seq.), as amended.  Employee further warrants that he/she has not filed any claims against the Releasees.

Nothing in this Agreement shall be construed to prevent Employee from filing an administrative charge with the Equal Employment Opportunity Commission (or any state or local fair employment practices agency), the Securities and Exchange Commission (“SEC”), or any other governmental, administrative or regulatory agency.  With respect to any such filing, Employee understands and agrees that Employee is waiving the right, and shall not seek, accept, or be entitled, to any monetary relief or recovery (other than any applicable statutory award or fee that cannot be waived as a matter of law), whether for himself/herself individually, or as a member of a class or group, arising from, in connection with, or related to a charge or complaint filed by Employee for himself/herself or as a representative on behalf of others.

15.Consideration Period.  Employee acknowledges that under the Age Discrimination in Employment Act, Employee has twenty-one (21) days within which to consider this Agreement before executing it.  If, however, Employee executes this Agreement before the expiration of the 21-day consideration period, Employee acknowledges that he/she has knowingly and voluntarily waived the consideration period and further acknowledges that he/she has taken sufficient time to consider this Agreement before executing it.

16.Revocation Period.  This Agreement shall not become binding on Employee until seven (7) calendar days after Employee signs.  During this 7-day period, Employee may revoke this Agreement.  Such revocation must be in writing, directed to Michael R.  Tyler, Senior Vice President & General Counsel, Jacobs Engineering Group Inc., 1999 Bryan Street, Suite 1200, Dallas, Texas 75201, and received by Jacobs within said 7-day period.  Upon expiration of the 7-day period, Employee acknowledges that this Agreement becomes binding on Employee.

17.Individual Agreement.  This Agreement has been individually negotiated and is not part of a group exit incentive or other termination program.

18.Confidentiality.  The terms of this Agreement are confidential.  Employee agrees that he/she will not publicize this Agreement directly, either in specifics or as to general content, to either the public generally, to any current or former employee of Jacobs, or to any other person or entity, except: (i) as required by applicable law or regulation or (ii) as Employee might be lawfully compelled to give testimony by a court of competent jurisdiction or participate in an administrative proceeding, such as the EEOC (or any state or local fair employment practices agency) or SEC.  Any unauthorized publication shall be considered a material breach of this Agreement and shall subject Employee to liability for damages.  Employee’s agreement to keep confidential the terms of this Agreement extends to Employee’s communications to all persons other than Employee’s immediate family, Employee’s attorneys and accountants who have a legitimate need to know the terms in order to render professional advice or services to Employee; otherwise, Employee agrees not to identify or reveal any other terms of this Agreement except as otherwise provided herein.  Nothing in this paragraph 20 prohibits Employee from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the U.S. Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal Iaw or regulation.

19.Non-Disparagement.  Employee agrees that he/she will not in any way disparage Jacobs, including current or former officers, directors, agents and/or employees of Jacobs, nor will Employee make or solicit any comments, statements or the like to the media or to others, that may be considered to be derogatory or detrimental to the good name or business reputation of Jacobs.  Employee’s non-disparagement obligations under this Agreement are not intended to interfere with or restrict Employee’s ability to communicate with any administrative, regulatory, governmental or Iaw enforcement agency, or from testifying under the power of a subpoena issued from a court of competent jurisdiction.

20.No Solicitation of Jacobs Employees.  Employee agrees and warrants that he/she will not, for a period of one (1) year following the effective date of this Agreement, either directly or indirectly, for himself or on behalf of any third party, solicit, induce, recruit, or cause another person in the employ of Jacobs to terminate his or her employment for the purpose of joining, associating or becoming employed with any business or activity which is in competition with any business or activity engaged in by Jacobs.

21.Non-Compete.  To protect the confidential, proprietary and trade secret information Employee received, and had access to, during Employee’s employment with Jacobs, and in recognition of the consideration provided to Employee under this Agreement, Employee agrees not to render any services, that are the same as, or substantially similar to, the duties and functions Employee performed for Jacobs, on behalf of any competitor of Jacobs in any geographic region, area, market, district, territory, county, parish or other location for which Employee was responsible, or performed duties, for Jacobs during the last twelve (12) months of Employee’s employment.  Employee’s obligations under this paragraph will apply only during the period which is six (6) months from and after the Separation Date.

22.Sensitive Information.  Employee recognizes that as an officer of Jacobs he/she has occupied a position of trust with respect to business information of a highly sensitive and confidential nature, including but not limited to, names and duties of key personnel, business and growth/expansion plans, marketing and business development initiatives and prospects, financial results and forecasts, bidding information, cost and charging rates and their make up and structure, customer lists, and profit and operating margins (“Sensitive Information”).

Employee agrees that for a period of two (2) years immediately following the termination of his/her employment, that he/she will not either directly or indirectly:

(a)

Disclose any Sensitive Information to any person, firm or corporation (Sensitive Information does not include information that is generally available in the public domain, other than as a result of any action by Employee; provided, however, Sensitive Information shall not be deemed to be in the public domain merely because individual features of it are in the public domain unless the combination itself and the principle of operation are also in the public domain.); or

(b)

Make known to any person, firm or corporation the names or addresses of any of the customers of Jacobs or Jacobs’ affiliated companies or any other information pertaining to them that such recipient would be able to use in competition with Jacobs or Jacobs’ affiliated companies.

23.Voluntary Agreement.  EMPLOYEE UNDERSTANDS THAT THIS AGREEMENT INVOLVES THE KNOWING AND VOLUNTARY RELEASE OF KNOWN AND UNKNOWN CLAIMS BY EMPLOYEE AGAINST JACOBS.  EMPLOYEE UNDERSTANDS THAT HE/SHE HAS THE RIGHT TO, AND HAS BEEN GIVEN THE OPPORTUNITY TO, CONSULT WITH AN ATTORNEY OF HIS/HER CHOICE.  EMPLOYEE ACKNOWLEDGES THAT HE/SHE HAS BEEN (AND HEREBY IS) ADVISED BY JACOBS THAT HE/SHE SHOULD CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS AGREEMENT.  EMPLOYEE FURTHER ACKNOWLEDGES THAT HE/SHE HAS NOT BEEN DISCOURAGED OR DISSUADED FROM CONSULTING WITH AN ATTORNEY BY JACOBS.

24.Arbitration.  The parties agree that the arbitration of disputes provides mutual advantages in terms of facilitating the fair and expeditious resolution of disputes.  In consideration of these mutual advantages, the parties agree to the Arbitration Procedures set forth in Exhibit “B” attached hereto.

Executed at Dallas, Texas, this 26th day of July, 2017.

/s/ Lori Sundberg
Lori Sundberg

Executed at Dallas, Texas, this 26th day of July, 2017.

JACOBS ENGINEERING GROUP INC.

By:	/s/ Michael R. Tyler
Michael R. Tyler
Senior Vice President & General Counsel

Exhibit “A”

Employee Invention and Confidential Information Agreement

14097508.3

Exhibit “B”

Arbitration Procedures

(a)	Scope of Arbitration

The parties will submit to arbitration, in accordance with these provisions, any and all disputes either party may have arising from or related to this Agreement, including, but not limited to, its formation, breach, performance, or the interpretation, application, or enforceability of this Agreement.  The parties further agree that the arbitration process agreed upon herein shall be the exclusive means for resolving all disputes made subject to arbitration herein but that no arbitrator shall have authority to determine whether disputes fall within the scope of these arbitration provisions.

(b)	Availability of Provisional Relief

These arbitration provisions shall not prevent Jacobs or Employee, as the case may be, from obtaining injunctive relief from a court of competent jurisdiction to enforce the confidentiality, non-disparagement, non-solicitation and non-compete obligations of the parties under this Agreement.

(c)	JAMS Employment Arbitration Rules And Procedures Apply

Any arbitration hereunder shall be conducted under the JAMS Employment Arbitration Rules and Procedures (“JAMS Rules”).  A copy of the JAMS Rules may be found at http://www.jamsadr.com/rules-employment-arbitration/ or by searching the internet for “JAMS Employment Arbitration Rules.” This agreement to arbitrate shall be subject to the Federal Arbitration Act, 9 U.S.C. SECTION 1 ET. SEQ.  The arbitration shall proceed before a single arbitrator and the proceedings shall be confidential to the extent allowed by law.

(d)	Invoking Arbitration

Either party may invoke the arbitration procedures described herein by submitting to the other, in person, by mail, or reputable delivery service (e.g., UPS or FedEx) a written demand for arbitration containing a statement of the matter to be arbitrated in sufficient detail to establish the timeliness of the demand.  The parties shall then have fourteen days within which they may identify a mutually agreeable arbitrator.  After the fourteen-day period has expired, the parties shall prepare and submit to JAMS a joint submission.  In their submission to JAMS, if they have not already selected a mutually agreeable arbitrator, the parties shall request that an arbitrator be assigned pursuant to the JAMS Rules.

(e)	Award Final

The decision of the Arbitrator shall be final, conclusive, and binding on the parties to the arbitration, subject to judicial review and confirmation as provided by law.  Subject to any remedies the arbitrator may award, the parties to the arbitration shall be responsible for the arbitration and arbitrator’s fees in accordance with applicable law.  The Arbitrator shall be empowered to award any remedies (including, without limitation, injunctive and other equitable relief) that a court of law could award for the claims at issue in the matter, but such remedies shall be limited to those that are available to a party in a court of law for said claims.  The Arbitration Agreement contained herein supersedes any other arbitration agreement between the parties.

(f)	Stenographic Record

There shall be a stenographic record of the arbitration hearing, unless the parties agree to record the proceedings by other reliable means.

(g)	Location

Unless otherwise agreed by the parties, arbitration hearings shall take place in the state in which the employee worked, at a mutually agreeable place or, if no agreement can be reached, at a place designated by JAMS.

(h)	Law Governing the Arbitrator’s Award

In rendering an award, the arbitrator shall determine the rights and obligations of the parties according to the substantive law of the State of Texas (excluding conflicts of laws principles), and the arbitrator’s decision shall be governed by state and federal substantive law, including state and federal discrimination laws, as though the matter were before a court of law.

(i)	Written Awards and Enforcement

Any arbitration award shall be accompanied by a written statement containing a summary of the issues in controversy, a description of the award, and an explanation of the reasons for the award.  The parties agree that a competent court shall enter judgment upon the award of the arbitrator, provided it is in conformity with the terms of this Agreement.

(j)	Severability

If any part of this arbitration procedure is in conflict with any mandatory requirement of applicable law, the statute shall govern, and that part shall be reformed and construed to the maximum extent possible in conformance with the applicable law.  The remaining provisions of this arbitration procedure shall remain otherwise unaffected and enforceable.